Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-81440 on Form S-3 and in Registration Statement No. 333-75336 on Form S-8 of Apex Mortgage Capital, Inc. of our report dated March 6, 2003 (March 13, 2003 as to Note 13), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivative financial instruments, appearing in this Annual Report on Form 10-K of Apex Mortgage Capital, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 27, 2003